Exhibit 10.41
PORTIONS OF THIS EXHIBIT MARKED “[* * *]” HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY IN PAPER FORM WITH THE SECURITIES AND EXCHANGE COMMISSION.
QUOTATION
[* * *] Difluprednate Ophthalmic Emulsion
Bulk Feasibility Studies and Particle Size Methods Transfer
Version 01
Sirion Therapeutics
(referred to as “Customer”)
3110 Cherry Palm Drive, Suite 340
Tampa, FL 33619
Client Contact: Bill Stringer
Phone: 813-496-7325 Ext. 240
Cardinal Health Contact: Patrick Poisson
Phone: 815-206-1217
QTE-6120-31 1600.01
Date: September 1, 2006
CONFIDENTIAL
Pharmaceutical Technologies and
Services Biotechnology and Sterile Life
Sciences Group
Woodstock, Illinois
     CardinalHealth

QTE-6120-311600	Page 2

Executive Summary
This Quotation describes the basic scope of work to be performed by Cardinal Health with respect to manufacture of Customer’s [* * *] Difluprednate multi-dose ophthalmic product (‘Product”) using blow/fill/seal technology, and Cardinal Health’s pricing for such manufacture. For purposes of clarification, the pricing included herein is based on the following limited information:
GENERAL REQUIREMENTS

Study Type	Bulk Feasibility

Product Name	[* * *] Difluprednate

Indication	Ophthalmic

Therapeutic Category	Glucocorticoid; anti-inflammatory

Proposed Batch Size	[* * *]

Number of Batches	[* * *]: [* * *] placebo coarse emulsion batches [* * *] placebo fine emulsion batches with filtration study

Manufacturing Directions	Cardinal Health Standard — Bulk compounding only
Section 1. Version History

VERSION	DATE ISSUED	REASON
00	May 23, 2006	New Issue

01	September 1, 2006	Revised for bulk placebo formulation manufacturing and added particle size methods transfer
Section 2. Scope of Work
2.1	Cardinal Health’s Responsibilities.
2.1.1	Facility and Equipment. Cardinal Health will provide an FDA registered drug establishment, which is maintained in accordance with applicable US laws, rules and regulations, including without limitation, applicable current Good Manufacturing Practices.
•	Cardinal Health will provide bulk tanks of appropriate size.
2.1.2	Records. Cardinal Health will provide all administration, supervision and record keeping, as required by applicable law and in accordance with Cardinal Health’s standard operating procedures and practices.

2.1.3	Master Batch Record. Cardinal Health will provide labor and materials for preparation and approval of the Master Batch Record and any subsequent revisions thereto.
2200 Lake Shore Drive • Woodstock, Illinois 60098
Direct: (815) 338-9500 • Facsimile: (815) 338-3989 • www.cardinal.com/pts
CONFIDENTIAL

QTE-6120-311600.O1	Page 3

2.1.4	Materials. Cardinal Health will provide the following raw materials:
•	Water for Injection for batch formulation and clean-up, tested per current USP methodology

•	The following cGMP released in house excipients:
•	Glycerin,

•	Boric Acid

•	Polysorbate 80

•	Sodium Edetate

•	Sorbic Acid

•	Sodium Hydroxide

•	0.22 micron product sterilizing filters, as required.

•	5 micron pre-filters, as required.
2.1.5	In Process Tests. Cardinal Health will conduct the following in process tests in accordance with the test requirements, methods and specifications provided and/or approved by Customer and agreed to by Cardinal Health:
•	Current USP water testing

•	pH

•	Particle Size
2.1.6	Manufacture. Cardinal Health will provide manufacture in accordance with a master batch record approved by the parties, as follows:
•	Set-up and takedown of tanks, hompgenizer and microfluidizer.

•	Formulate the bulk solution using tested and released ingredient(s).

•	Execute study per batch record
2.1.7	Cleaning. Following batch manufacture, Cardinal Health will clean the Facilities and Equipment in accordance with Cardinal Health’s standard operating procedures.

2.1.8	Waste Disposal. Cardinal Health will engage a contractor to dispose of all Product related waste in accordance with applicable laws, rules and regulations.

2.1.9	Post-Manufacture Review. Following manufacture of the Product as provided above, Cardinal Health will review and approve the lot specific batch records.

2.1.10	Batch Records. Cardinal Health will provide Customer with a copy of each lot specific Batch Record.
2.2	Customer’s Responsibilities
2.2.1	Project Instructions. Customer will:
•	Provide manufacturing instructions to enable Cardinal Health to prepare the master batch record.

•	Review and approve the master batch record and any subsequent revisions.

•	Provide test requirements, specifications, and methods as provided below.
2200 Lake Shore Drive • Woodstock, Illinois 60098
Direct: (815) 338-9500 • Facsimile: (815) 338-3989 • www.cardinal.com/pts
CONFIDENTIAL

QTE-61 20-311600.01	Page 4

2.2.2	Test Requirements, Methods & Specifications. Customer will provide (i) test requirements, (ii) validated or reproducible analytical methods and related documentation, and (iii) applicable Specifications for the following:
•	Particle Size Test Method (Horiba)
2.2.3	Materials. Customer will supply the following materials and items to Cardinal Health:
•	Pre-released Excipients as follows.
•	Sodium Acetate

•	Castor Oil
•	Reference standards, if required.
2.2.4	Equipment. Customer will supply unique processing and analytical equipment to Cardinal Health including, but not limited to, the following items:
•	[* * *] and I training day

•	[* * *] and operating instructions

•	[* * *] and operating instructions

•	Misc. valves and piping
2.2.5	Safety Information. Customer will provide all known safety information relating to the raw materials supplied by Customer under this Quotation, including without limitation Material Safety Data Sheets (“MSDS”) applicable to each such item.

2.2.6	Cleaning. Customer will provide cleaning method and testing support, as necessary, for cleaning verification of product contacting equipment.
Section 3. Pricing
3.1	Project Pricing. Cardinal Health’s price to perform the Project defined in this Quotation will be as follows:

COST: [* * *] for Coarse Emulsion Studies
[* * *] for Fine Emulsion and Filtration Studies
[* * *] for [***] Set-Up and Methods Transfer

TOTAL COST: [* * *]
3.2 Revisions to Pricing. In addition to any reasons for price changes expressly set forth in Exhibit I, Cardinal Health may revise the prices provided in this Quotation if reasonably unforeseeable circumstances affect the work required to complete the Project. Cardinal Health will notify Customer immediately if the costs to complete the Project exceed the prices stated in this Quotation. Cardinal Health will not commence work involving charges in excess of those stated in this Quotation without Customer approval unless such advance notice was not possible due to the circumstances.
2200 Lake Shore Drive • Woodstock, Illinois 60098
Direct: (815) 338-9500 • Facsimile: (815) 338-3989 • www.cardinal.com/pts
CONFIDENTIAL

QTE-61 20-311600.01	Page 5

Section 4. Terms and Conditions
4.1	Standard Terms and Conditions. The Standard Terms and Conditions attached to this Quotation as Exhibit I are an integral part of this Quotation and are incorporated herein by reference. In the event of a conflict between the terms of this Quotation and the attached Standard Terms and Conditions, the Standard Terms and Conditions shall govern. In the event of a conflict between the terms and conditions of this Quotation and any purchase order or other documentation submitted by Customer, this Quotation shall govern.

4.2	Invoicing and Payment Terms. Cardinal Health will invoice as follows:

An invoice will be issued to the customer upon execution of each set of studies and completion of methods transfer.

4.3	Initial Batches. Each batch of Product manufactured under this Quotation will be considered to be a “Development Batch” until Cardinal Health has manufactured [* * *] consecutive batches of Product which meet the applicable Specifications. The term “Development Batch” shall include without limitation any batch manufactured (i) following a change in Specifications, (ii) following a scale-up in the manufacturing process to produce greater quantities of Product, until Cardinal Health has manufactured [* * *] consecutive batches of Product meeting the new Specifications or, (iii) for a feasibility, stability or clinical study. Customer shall be responsible for the cost of each Development Batch that fails to meet the Specifications unless Cardinal Health was grossly negligent in the manufacture of the out-of-Specification batch. Cardinal Health and Customer shall cooperate in good faith to resolve any problems causing the out-of-Specification batch.

4.4	Commercial Salability. Each batch of Product manufactured under this Quotation will be considered a “Development Batch” and is not for commercial sale or distribution.

4.5	Unlabeled Product. If Cardinal Health is to provide Customer with product which is not labeled, Customer represents and warrants that it will comply with all applicable regulations, including without limitation 21 CFR § 201.150.

4.6	Termination. Either party may terminate this Quotation: (i) effective upon [* * *] days prior written notice to the other party, if the other party commits a material breach of this Quotation and fails to cure such breach by the end of such [* * *] period; provided, however, that failure to pay amounts due under this Quotation within [* * *] after such payments are due shall constitute cause for immediate termination of this Quotation, or at Cardinal Health’s discretion, Cardinal Health shall be relieved of any further obligation to perform under this Quotation until all outstanding payments are brought current, or (ii) effective upon written notice to the other party, if the other party becomes insolvent or admits in writing its inability to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver, trustee or other court officer appointed for its properties or assets.
2200 Lake Shore Drive • Woodstock, Illinois 60098
Direct: (815) 338-9500 • Facsimile: (815) 338-3989 • www.cardinal.com/pts
CONFIDENTIAL

QTE-61 20-311600.01	Page 6

Quotation Acceptance Sheet
Invoice referencing the customer’s Purchase Order Number:
(please attach Purchase Order) should be sent directly to:

Contact	Address:
Name: William Stringer	3110 Cherry Palm Drive

Telephone
Number: 813-496-7325x240	Suite 340

Fax
Number: 813-496-7328	Tampa, Florida 33619

Federal ID	E-mail
Number: 20-3943372	Address: wstringer@siriontherapeutics.com
Modifications to this Quotation must be made with written approval by both parties.
THIS QUOTATION IS SUBJECT TO RECONFIRMATION AND ACCEPTANCE BY CARDINAL HEALTH AT THE TIME OF ORDER PLACEMENT.

Customer	Cardinal Health PTS, LLC

/s/ William Stringer	/s/ Patrick Poisson

Signature	Signature

William Stringer	Patrick Poisson

Printed Name	Printed Name

VP Manufacturing & Compliance	Sr. Director, Business Development

Title	Title

9-9-06	9-8-06

Date	Date

Mail or fax the Acceptance Sheet to:	Patrick Poisson
Sr. Director, Business Development
Cardinal Health
2200 Lake Shore Drive
Woodstock, Illinois 60098
Facsimile: (815) 338-3989
2200 Lake Shore Drive • Woodstock, Illinois 60098
Direct: (815) 338-9500 • Facsimile: (815) 338-3989 • www.cardinal.com/pts
CONFIDENTIAL

QTE-6122-311600.00	EXHIBIT 1: STANDARD TERMS AND CONDITIONS	Page 7

A. Expiration.   This Quotation is valid for 30 days from the date hereof, and becomes binding if signed and delivered by both parties during that period.
B. Audits.  Client may conduct one quality assurance facility audit per year at no cost. Additional audits will be invoiced separately at the current rate for such services.
C. Regulatory Inspections.   Cardinal Health will promptly notify Client of any regulatory inspections directly relating to the Project. Client accepts reasonable and documented costs charged by a regulatory authority for such inspections.
D. Price Changes.   Cardinal Health may revise the prices provided in this Quotation (i) if Client’s requirements or any Client-provided information is inaccurate or incomplete; (ii) if Client revises Cardinal Health’s responsibilities or the Project specifications, instructions, procedures, assumptions, processes, test protocols, test methods or analytical requirements; or (iii) for such other reasons set forth in this Quotation.
E. Payments.   Cardinal Health will invoice Client as set forth in this Quotation. Cardinal Health charges a late payment fee of 1 1/2% per month for payments not received by the dale specified in this Quotation (or if no date is specified, within 30 days of invoice date). Failure to bill for interest due shall not be a waiver of Cardinal Health’s right to charge interest.
F. Taxes.   All sales, use, gross receipts, compensating, value-added or other taxes, duties, licenses or fees (excluding Cardinal Health’s net income and franchise taxes) assessed by any tax jurisdiction arising from the Project are the responsibility of Client, whether paid by Cardinal Health or Client.
G. Hazardous Materials.   Client warrants to Cardinal Health that no specific safe handling instructions are applicable to any Client-supplied materials, except as disclosed to Cardinal Health in writing by the Client in sufficient time for review and training by Cardinal Health prior to delivery. Where appropriate or required by law, Client will provide a Material Safety Data Sheet for all Client-supplied materials and finished product.
H. Shipment.   Unless otherwise specified in this Quotation, all products and other materials shipped by Cardinal Health are delivered EXW (Incoterms 2000) Cardinal Health’s facilities and the title shall pass to Client upon such delivery.
I. Limitations of Liability.  CARDINAL HEALTH’S TOTAL LIABILITY UNDER THIS QUOTATION SHALL IN NO EVENT EXCEED THE TOTAL FEES PAID UNDER THIS QUOTATION (BUT EXCLUDING FEES FOR PROCURING COMPARATOR DRUG). CARDINAL HEALTH’S LIABILITY UNDER THIS QUOTATION FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED API OR CLIENT-SUPPLIED MATERIALS, WHETHER OR NOT INCORPORATED INTO FINISHED PRODUCT, SHALL NOT EXCEED $5,000. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF PERFORMANCE UNDER THIS QUOTATION, INCLUDING WITHOUT LIMITATION LOSS OF REVENUES, PROFITS OR DATA, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
J. Confidentiality.   All information disclosed by a party in connection with this Quotation shall be confidential information, unless such information is (I) already known to the receiving party, as evidenced by written records; (ii) independently developed or discovered by the receiving party without the use of the disclosing party’s confidential information, as evidenced by written records; (iii) in the public domain, other than through the fault of the receiving party; (iv) disclosed to the receiving party by a third party not in breach of a duty of confidentiality owed to the disclosing party; or (v) required to be disclosed by law, or court or administrative order; provided, that the receiving party first gives prompt notice thereof to the disclosing party. Neither party shall, without the other party’s prior written consent, use the confidential information of the other party or disclose such information to anyone other than employees of the receiving party or its affiliated entities who require such information to perform such party’s obligations under this Quotation. This undertaking shall survive for 7 years following the date of this Quotation.
K. Intellectual Property.   For purposes hereof, “Client IP” means all intellectual property and embodiments thereof owned by or licensed to Client as of the date hereof or developed by Client other than in connection with the Project; “Cardinal Health IP” means all intellectual property and embodiments thereof owned by or licensed to Cardinal Health as of the date hereof or developed by Cardinal Health other than in connection with the Project; “Invention” means any intellectual property developed by either party in connection with the Project; “API Inventions” means any Invention that relates exclusively to the Client IP or Client’s patented API; and “Process Inventions” means any Invention, other than an API Invention, that relates exclusively to the Cardinal Health IP or relates to developing, formulating, manufacturing, filling, processing, packaging, analyzing or testing pharmaceutical products generally. All Client IP and API Inventions shall be owned solely by Client and no right therein is granted to Cardinal Health under this Quotation except for use in performing the Project. All Cardinal Health IP and Process Inventions shall be owned solely by Cardinal Health and no right therein is granted to Client under this Quotation. All Inventions to generic API (other than API Inventions and Process Inventions), if any, shall be owned jointly by Cardinal Health and Client. The parties shall cooperate to achieve the allocation of rights to Inventions anticipated herein and each party shall be solely responsible for costs associated with the protection of its intellectual property.
L. Warranties.   Cardinal Health will perform the Project in accordance with the written specifications and Project instructions expressly set forth or referenced in this Quotation and United States current Good Manufacturing Practices or current Good Laboratory Practices, as applicable. THE WARRANTIES SET FORTH IN THIS ARTICLE ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY CARDINAL HEALTH TO CLIENT, AND CARDINAL HEALTH MAKES NO OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.
M. Client.   Obligations Unless otherwise agreed to by the parties in writing, Client is solely responsible to (i) provide complete and accurate scientific data regarding the Project; (ii) if applicable, review and approve all in-process and finished product test results to ensure conformity of such results with the product specifications, regardless of which party is responsible for finished product release; (iii) prepare all submissions to regulatory authorities; and (iv) perform such other obligations of Client set forth in this Quotation.
N. Indemnification.   Client will indemnify Cardinal Health, Its affiliates and their respective directors, officers, employees and agents against any third-party claim arising directly or indirectly from (i) the manufacture, promotion, marketing, distribution or sale of, or use of or exposure to, the product, API and Client-supplied materials that are the subject of the Project; (ii) the negligence or willful misconduct of Client; (iii) the breach of this Quotation by Client; or (iv) the use of any intellectual property provided by Client to Cardinal Health. Cardinal Health will indemnify Client against any third-party claim arising directly or indirectly from the negligence or willful misconduct of Cardinal Health or the breach of this Quotation by Cardinal Health.
O. Set-Off.   Without limiting Cardinal Health’s rights under law or in equity, Cardinal Health and its affiliates, parent or related entities, collectively or individually, may exercise a right of set-off against all amounts due to Cardinal Health from Client. For purposes of this Article, Cardinal Health, its affiliates, parent or related entities, shall be deemed to be a single creditor.
P. Force Majeure.   Neither party will be liable for any failure to perform or for delay in performance resulting from any cause beyond its reasonable control, including without limitation acts of God, fires, floods or weather, strikes or lockouts, factory shutdowns, embargoes, wars, hostilities or riots, or shortages in transportation. If the cause continues unabated for 90 days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Quotation should result from such cause.
Q. Use and Disposal.   Client represents and warrants to Cardinal Health that Client will hold, use and/or dispose of products and other materials provided by Cardinal Health in accordance with all applicable laws, rules and regulations. Client grants Cardinal Health full authority to use any Client-supplied materials for purposes of the Project.
R. Record Retention.   Unless the parties otherwise agree in writing, Cardinal Health will retain batch, laboratory and other technical records for the minimum period required by applicable law.
S. Independent Contractor.   The relationship of the parties is that of independent contractors and not of joint venturers, co-partners, employer/employee or principal/agent.
T. Publicity.   Neither party will make any press release or other public disclosure regarding this Quotation or the transactions contemplated hereby without the other party’s express prior written consent, except as required by applicable law, by any governmental agency or by the rules of any stock exchange on which the shares of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or public disclosure.
U. Amendment & Precedence.   These Standard Terms and Conditions constitute a part of the Quotation to which they are attached (collectively, “this Quotation”); provided that these Standard Terms and Conditions supersede any conflicting terms and conditions set forth in the Quotation to which they are attached or any Client purchase order. This Quotation constitutes the entire understanding between the parties, and supersedes any contracts, agreements or understandings (oral or written) of the parties, with respect to the Project. No term of this Quotation may be amended except upon written agreement of both parties.
V. Dispute Resolution.   If a dispute arises between the parties in connection with this Quotation, the respective presidents or Senior Executives of Cardinal Health and Client shall first attempt to resolve the dispute. If such parties cannot resolve the dispute, such dispute shall be resolved in the jurisdiction of the defendant party by binding arbitration in accordance with the then existing commercial arbitration rules of The CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017.
W. Survival.   Subject to execution, the rights and obligations of Client and Cardinal Health in Articles I, J, K, N, T, V and W of these Standard Terms and Conditions shall survive termination or expiration of this Quotation.

2200 Lake Shore Drive • Woodstock, Illinois 60098
Direct: (815) 338-9500 • Facsimile: (815) 338-3989 • www.cardinal.com/pts
CONFIDENTIAL